EXHIBIT 99.1

FOR IMMEDIATE RELEASE: July 28, 2015

ASPEN GROUP ANNOUNCES INCREASE IN REVENUE OF 34% FOR FISCAL 2015 FOURTH QUARTER

Nursing School Now Represents 42% of Degree-Seeking Student Body

Over 1,000 Students Now Using Monthly Payment Methods

NEW YORK, NY – Aspen Group, Inc. (OTCBB: ASPU), a nationally accredited online post-secondary education company (Aspen University), today announced results for its fiscal 2015 fourth quarter ended April 30, 2015.

Results from the Fourth Quarter include:

•

Revenues of $1,555,516, a 34% increase from the comparable prior year period, an acceleration from 28% year-over-year growth in the previous quarter;

•

Degree-seeking enrollments increased 89% year-over-year, as Aspen set a quarterly enrollment record with 444 new student enrollments;

•

Aspen University’s School of Nursing student body grew from 828 to 1,374 students or 66% year-over-year; and now represents 42% of Aspen’s total full-time degree-seeking student body;

•

As of July 10, 2015, Aspen has over 1,000 students utilizing one of Aspen’s monthly payment methods (monthly payment plan and monthly installment plan), generating in excess of $200,000/month in recurring tuition revenue.

“Since Aspen announced its debtless education solution last year, already over 1,000 degree-seeking students are paying their tuition utilizing a monthly payment method – that’s more than 45% of the total degree-seeking students that were active in a course in the last 90 days,” said Aspen Group Chairman and CEO Michael Mathews. “As a result of our enrollment records this past quarter, and because our students are overwhelmingly adopting monthly payment methods, we expect our top line year-over-year growth rate to accelerate to 45% - 48% in our upcoming first fiscal quarter ending July 31, 2015,” continued Mathews.

Fourth Quarter Highlights

For the fourth quarter, revenues increased 34% from the comparable prior year period to $1,555,516. In particular, Nursing program revenues rose 73% year-over-year to $748,611 to represent 48% of Aspen’s revenues.

Aspen’s School of Nursing student body grew by 223 students in the quarter, from 1,151 to 1,374 students. That represented 75% of the growth of Aspen’s full-time degree seeking student body in the quarter, from 3,011 to 3,309.  Aspen’s School of Nursing now accounts for 42% of Aspen’s full-time degree seeking student body.

Adjusted Gross Profit, a non-GAAP financial Measure, increased 30% from the comparable prior year period to $903,979 or 58% margin. GAAP Gross Profit increased 34% from the comparable prior year period to $775,576 or 50% margin.

Adjusted EBITDA, a non-GAAP financial measure, improved to a loss of ($268,685), a sequential improvement of 55%. Net loss applicable to shareholders was ($1,028,344), a sequential improvement of 17%.

First Quarter Guidance

Aspen Group, Inc. expects revenues for the first fiscal quarter ending July 31, 2015 to be in the range of $1.7 million to 1.73 million, which would represent a year-over-year growth rate of 45% - 48%.

* Non-GAAP – Financial Measures

This press release includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income, operating income, and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of Aspen Group nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on Adjusted EBITDA and Adjusted Gross Profit, each of which are non-GAAP financial measures. We believe that both management and shareholders benefit from referring to the following non-GAAP financial measures in planning, forecasting and analyzing future periods. Our management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison.  Our management recognizes that the non-GAAP financial measures have inherent limitations because of the excluded items described below.

Aspen Group defines Adjusted EBITDA as earnings (or loss) from continuing operations before preferred dividends, interest expense, collateral valuation adjustment, bad debt expense, depreciation and amortization, warrant conversion expense, non-recurring charges and amortization of stock-based compensation. Aspen Group excludes the charges from collateral valuation adjustment, bad debt expense and stock based compensation because they are non-cash in nature. The preferred dividends were derived from Aspen University. Upon the closing of the Reverse Merger in March 2012, Aspen University preferred stock was exchanged for Aspen Group common stock and dividends will not accrue in the future.  In 2014, Aspen Group excluded non-recurring charges.

Aspen Group defines Adjusted Gross Profit as revenues less cost of revenues (instructional costs and services and marketing and promotional costs), but excluding the amortization of courseware and software. Adjusted Gross Profit excludes non-cash items and permits our management to focus on core operating results.

We have included a reconciliation of our non-GAAP financial measures to the most comparable financial measures calculated in accordance with GAAP. We believe that providing the non-GAAP financial measures, together with the reconciliation to GAAP, helps investors make comparisons between Aspen Group and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

The following table presents a reconciliation of Adjusted EBITDA to Net loss, a GAAP financial measure:

	Three Months Ended
	4/30/2015	1/31/2015	4/30/2014
Net Loss	$(1,028,344)	$(1,244,322)	$(1,122,763)
Interest expense, net of income	30,460	34,532	85,287
Bad debt expense	38,426	12,228	5,895
Depreciation and amortization	138,790	133,966	123,762
Receivable collateral valuation reserve	‐	‐	‐
Amortization of prepaid services	‐	‐	‐
Amortization of debt issue costs	‐	‐	54,599
Amortization of debt discount	‐	‐	120,289
Warrant conversion exercise expense	333,323	‐	‐
Other Miscellaneous Incomes
Stock‐based compensation	122,148	123,085	212,489
Non‐recurring charges	96,512	339,989	144,722
Adjusted EBITDA (Loss)	$(268,685)	$(600,522)	$(375,720)

The following table presents a reconciliation of Adjusted Gross Profit, a non-GAAP financial measure, to gross profit calculated in accordance with GAAP:

	For the
	Three Months Ended April 30,
	2015	2014

Revenues	$1,555,516	$1,164,225

Costs of revenues (exclusive of amortization shown separately)	651,537	469,321

Gross profit (exclusive of amortization)	903,979	694,904

Amortization expenses excluded from cost of revenues	128,403	114,451

GAAP gross profit	$775,576	$580,453

Conference Call

Aspen Group, Inc. will host a conference call to discuss its April 30, 2015 fiscal year fourth quarter financial results and business outlook on Tuesday, July 28, 2015, at 5:00 p.m. (ET). The conference call can be accessed by dialing toll-free (844) 452-6823 (U.S.) or (731) 256-5216 (international).  Subsequent to the call, a transcript of the audiocast will be available from the Company’s website at ir.aspen.edu.

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About Aspen Group, Inc.

Aspen Group, Inc. is an online postsecondary education company. Aspen University’s mission is to offer any motivated college-worthy student the opportunity to receive a high quality, responsibly priced distance-learning education for the purpose of achieving sustainable economic and social benefits for themselves and their families. Aspen is dedicated to providing the highest quality education experiences taught by top-tier faculty - 60% of our adjunct faculty hold doctoral degrees. To learn more about Aspen, visit www.aspen.edu.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements including our student growth rate and projected revenues.

The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include unexpected adjustments made during the year-end audit.  Further information on our risk factors is contained in our filings with the SEC, including our Form 10-K filed on July 28, 2015.  Any forward-looking statement made by us herein speaks only as of the date on which it is made.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159

ASPEN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	April 30,
	2015	2014

Revenues	$5,225,761	$3,981,722

Operating expenses
Cost of revenues (exclusive of depreciation and amortization shown separately below)	2,176,330	1,859,764
General and administrative	5,924,263	6,300,229
Receivable collateral valuation reserve	—	123,647
Depreciation and amortization	528,496	474,752
Total operating expenses	8,629,089	8,758,392

Operating loss from continuing operations	(3,403,328)	(4,776,670)

Other income (expense):
Other income	9,196	1,656
Loss on Debt Extinguishment	(452,503)	—
Interest expense	(421,653)	(659,997)
Total other expense, net	(864,960)	(658,341)

Loss from continuing operations before income taxes	(4,268,288)	(5,435,011)

Income tax expense (benefit)	—	—

Loss from continuing operations	(4,268,288)	(5,435,011)

Discontinued operations
Income from discontinued operations, net of income taxes	—	84,663

Net loss	$(4,268,288)	$(5,350,348)

Loss per share from continuing operations – basic and diluted	$(0.04)	$(0.09)
Income per share from discontinued operations – basic and diluted	$—	$0.00
Net loss per share – basic and diluted	$(0.04)	$(0.09)
Weighted average number of common shares outstanding
Basic and diluted	100,884,625	62,031,861

ASPEN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	April 30,
	2015	2014
Assets

Current assets:
Cash and cash equivalents	$2,159,463	$247,380
Restricted cash	1,122,485	868,298
Accounts receivable, net of allowance of $279,453 and $221,537, respectively	1,058,339	649,890
Prepaid expenses	121,594	45,884
Net assets from discontinued operations	—	5,250
Total current assets	4,461,881	1,816,702

Property and equipment:
Call center equipment	132,798	122,653
Computer and office equipment	78,626	66,118
Furniture and fixtures	42,698	36,446
Library (online)	100,000	100,000
Software	2,244,802	1,894,215
	2,598,924	2,219,432
Less accumulated depreciation and amortization	(1,387,876)	(938,703)
Total property and equipment, net	1,211,048	1,280,729
Courseware, net	173,311	108,882
Accounts receivable, secured - related party, net of allowance of $625,963, and $625,963, respectively	45,329	146,831
Debt issuance costs, net	—	205,515
Other assets	26,679	25,181

Total assets	$5,918,248	$3,583,840

Liabilities and Stockholders’ Equity (Deficiency)

Current liabilities:
Accounts payable	$179,109	$454,783
Accrued expenses	173,663	144,466
Deferred revenue	784,818	653,518
Refunds Due Students	280,739	288,121
Deferred rent, current portion	7,751	13,699
Convertible notes payable, current portion	50,000	175,000
Debenture payable, net of discounts of $0 and $452,771	—	1,787,229
Total current liabilities	1,476,080	3,516,816

Line of credit	243,989	244,175
Loan payable officer - related party	1,000,000	1,000,000
Convertible notes payable - related party	600,000	600,000
Deferred rent	—	7,751
Total liabilities	3,320,069	5,368,742

Commitments and contingencies

Stockholders’ equity (deficiency):
Common stock, $0.001 par value; 250,000,000 shares authorized, 128,253,605 issued and 128,053,605 outstanding at April 30, 2015, 73,414,478 issued and 73,214,478 outstanding at April 30, 2014	128,254	73,414
Additional paid-in capital	24,898,647	16,302,118
Treasury stock (200,000 shares)	(70,000)	(70,000)
Accumulated deficit	(22,358,722)	(18,090,434)
Total stockholders’ equity (deficiency)	2,598,179	(1,784,902)

Total liabilities and stockholders’ equity (deficiency)	$5,918,248	$3,583,840